EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Basic earnings per common share of $0.06 for the three months ended June 30, 2004 were calculated by dividing net income of $183,000 for the period April 1, 2004 to June 30, 2004 by the weighted-average number of common shares outstanding of 2,968,442.

Basic earnings per common share of $0.13 for the six months ended June 30, 2004 were calculated by dividing net income of $384,000 for the period January 1, 2004 to June 30, 2004 by the weighted-average number of common shares outstanding of 2,961,219.